Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario M5J 2G2

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Amendment No. 3 to Form S-3 of our report dated September 30, 2005, relating to the 2005 consolidated statements and Schedule II which appear in the Annual Report of Generex Biotechnology Corporation on Form 10-K for the year ended July 31, 2007. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP

BDO Dunwoody LLP
Toronto, Ontario
July 24, 2008